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                         AGREEMENT AND PLAN OF MERGER

                                 by and among

                         LOCKHEED MARTIN CORPORATION,

                              HURRICANE SUB, INC.

                                      and

                         NORTHROP GRUMMAN CORPORATION

                           Dated as of July 2, 1997

                      As Amended as of September 29, 1997


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

                               TABLE OF CONTENTS

                                                                            PAGE
ARTICLE 1  THE MERGER.....................................................    1
             1.1.   The Merger............................................    1
             1.2.   The Closing...........................................    1
             1.3.   Effective Time........................................    2
             1.4.   Certificate of Incorporation and By-Laws..............    2
             1.5.   Directors of the Surviving Corporation................    2
             1.6.   Officers of the Surviving Corporation.................    2

ARTICLE 2  CONVERSION AND EXCHANGE OF SECURITIES..........................    2
             2.1    Merger Sub Stock......................................    2
             2.2.   Company Stock.........................................    2
             2.3.   Exchange of Certificates Representing
                    Company Common Stock..................................    3
             2.4.   Adjustment of Exchange Ratio..........................    5

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................    5
             3.1.   Existence; Good Standing; Corporate
                    Authority; Compliance With Law........................    5
             3.2.   Authorization, Validity and Effect of
                    Agreements............................................    6
             3.3.   Capitalization........................................    6
             3.4.   [Reserved]............................................    7
             3.5.   No Violation..........................................    7
             3.6.   SEC Documents.........................................    7
             3.7.   Investigations; Litigation............................    8
             3.8.   Absence of Certain Changes............................    8
             3.9.   Taxes.................................................    8
             3.10.  Contracts.............................................    9
             3.11.  Employee Benefit Plans................................    9
             3.12.  No Brokers............................................   10
             3.13.  Opinion of Financial Advisor..........................   10
             3.14.  Parent Stock Ownership................................   11
             3.15.  Pooling of Interests; Tax Reorganization..............   11
             3.16.  Environmental Matters.................................   11

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF PARENT
             AND MERGER SUB...............................................   11
             4.1.   Existence; Good Standing; Corporate
                    Authority; Compliance With Law........................   11
             4.2.   Authorization, Validity and Effect of
                    Agreements............................................   12
             4.3.   Capitalization........................................   12
             4.4.   Merger Sub............................................   13
             4.5.   No Violation..........................................   13
             4.6.   SEC Documents.........................................   13
             4.7.   Investigations; Litigation............................   14
             4.8.   Absence of Certain Changes............................   14
             4.9.   Taxes.................................................   14

           4.10.   Contracts.............................................    14
           4.11.   Employee Benefit Plans................................    15
           4.12.   No Brokers............................................    15
           4.13.   Opinion of Financial Advisor..........................    16
           4.14.   Company Stock Ownership...............................    16
           4.15.   Pooling of Interests; Tax Reorganization..............    16
           4.16.   Environmental Matters.................................    16

ARTICLE 5  COVENANTS.....................................................    16
           5.1.    Alternative Proposals.................................    16
           5.2.    Interim Operations of the Company.....................    17
           5.3.    Interim Operations of Parent..........................    19
           5.4.    Meetings of Stockholders..............................    20
           5.5.    Filings; Other Actions................................    20
           5.6.    HSR Act...............................................    20
           5.7.    Inspection of Records.................................    21
           5.8.    Publicity.............................................    21
           5.9.    Registration Statement................................    21
           5.10.   Listing Application...................................    22
           5.11.   Affiliate Letters.....................................    22
           5.12.   Expenses..............................................    22
           5.13.   Indemnity; Insurance..................................    23
           5.14.   Employee Benefits.....................................    23
           5.15.   Reorganization........................................    24
           5.16.   Shareholder Rights Plan...............................    24
           5.17.   [Reserved]............................................    24
           5.18.   Agreements............................................    24
           5.19.   Parent Board of Directors.............................    25
           5.20.   Takeover Statute......................................    25

ARTICLE 6  CONDITIONS....................................................    25
           6.1.    Conditions to Each Party's Obligation to
                   Effect the Merger.....................................    25
           6.2.    Conditions to Obligation of the Company to
                   Effect the Merger.....................................    26
           6.3.    Conditions to Obligation of Parent and
                   Merger Sub to Effect the Merger.......................    26

ARTICLE 7  TERMINATION...................................................    27
           7.1.    Termination by Mutual Consent.........................    27
           7.2.    Termination by Either Parent or the Company...........    27
           7.3.    Termination by the Company............................    28
           7.4.    Termination by Parent.................................    28
           7.5.    Effect of Termination and Abandonment.................    28
           7.6.    Extension; Waiver.....................................    29

ARTICLE 8  GENERAL PROVISIONS............................................    29
           8.1.    Nonsurvival of Representations, Warranties
                   and Agreements........................................    29
           8.2.    Notices...............................................    29
           8.3.    Assignment; Binding Effect............................    30

           8.4.   Entire Agreement........................................    30
           8.5.   Amendment...............................................    31
           8.6.   Governing Law...........................................    31
           8.7.   Counterparts............................................    31
           8.8.   Headings................................................    31
           8.9.   Interpretation..........................................    31
           8.10.  Waivers.................................................    31
           8.11.  Incorporation of Exhibits...............................    31
           8.12.  Severability............................................    32
           8.13.  Enforcement of Agreement................................    32
           8.14.  Subsidiaries............................................    32


EXHIBITS  A  Form of Affiliate Letter


SCHEDULES

Company Disclosure Schedules

3.5.    No Violations
3.7.    Litigation
3.10.   Contracts
3.15.   Investigations; Litigation
3.10.   Contracts
3.11.   Employee Benefit Plans
3.15.   Pooling of Interests
3.16.   Environmental Matters
5.2.    Interim Operations
5.14.   Employee Benefit Agreements


Parent Disclosure Schedules

4.7.    Litigation
4.10.   Contracts
4.11.   Employee Benefit Plans Investigations; Litigation
4.10.   Contracts
4.11.   Employee Benefit Plans

                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 2, 1997, between Lockheed Martin Corporation, a Maryland corporation ("Parent"), Hurricane Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Northrop Grumman Corporation, a Delaware corporation (the "Company").

                                   RECITALS

The Boards of Directors of Parent and the Company each have determined that a business combination between Parent and the Company is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

It is intended that for federal income tax purposes, the merger provided for herein shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that for financial accounting purposes the Merger shall be accounted for as a pooling of interests.

Merger Sub is a wholly owned subsidiary of Parent and has been formed solely to facilitate the Merger (as defined herein) and will conduct no business or activity other than in connection with the Merger.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                   ARTICLE 1

                                  THE MERGER

     1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and will be a wholly owned subsidiary of Parent. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

     1.2. The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Dewey Ballantine, 1301 Avenue of the Americas, New York, New York 10019, at 10:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in
Article 6 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Parent and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     1.3. Effective Time. If all the conditions set forth in Article 6 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 7, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

     1.4. Certificate of Incorporation and By-laws. The Certificate of Incorporation and By-Laws of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation, until duly amended in accordance with applicable law.

     1.5. Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

     1.6. Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

                                   ARTICLE 2

                     CONVERSION AND EXCHANGE OF SECURITIES

     2.1. Merger Sub Stock. At the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paidand non- andnon- non-assessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

     2.2. Company Stock. (a) At the Effective Time, each share of common stock, par value $1.00 per share (the "Company Common Stock"), of the Company issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 1.1923 shares of common stock, par value $1.00 per share (the "Parent Common Stock"), of Parent (the "Exchange Ratio").

     (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time all shares of Company Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, the Exchange Ratio and cash for fractional shares of Parent Common Stock in accordance with Sections 2.3(b) and 2.3(e) upon the surrender of a certificate (a "Certificate") representing such shares of Company Common Stock.

     (c) Each share of Company Common Stock issued and held in the Company's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.

     (d) At the Effective Time, each option to purchase shares of Company Common Stock outstanding at the Effective Time under any Company stock option plan (a "Company Option") shall, by virtue of the Merger and without any further action on the part of the Company or the holder of any such Company Option, be assumed by Parent and shall be converted into an option to purchase Parent Common Stock. Each Company Option assumed by Parent shall be exercisable upon the same terms and conditions as under the applicable Company stock option plan and the applicable option agreement issued thereunder, except that (i) each such Company Option shall be exercisable for that whole number of shares of Parent Common Stock (rounded to the nearest whole share) into which the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time would be converted under Section 2.2(a), and (ii) the option price per share of Parent Common Stock shall be an amount equal to the option price per share of Company Common Stock subject to such Company Option divided by the Exchange Ratio (the option price per share being rounded to the nearest full cent). No payment shall be made for fractional interests, rather, the aggregate number of shares to be issued under any assumed Company Option shall be rounded to the nearest whole number. At the Effective Time, each share of Company Common Stock subject to transfer or vesting restrictions (the "Restricted Stock") shall upon conversion into the Parent Common Stock under
Section 2.2(a) be subject to the same terms and conditions, including transfer restrictions and vesting schedule, as the Restricted Stock. The number of shares of Company Common Stock issued as of the Effective Time for the restricted performance stock rights shall be determined in accordance with the provisions of the Company's 1993 Long Term Incentive Plan and shall be converted into Parent Common Stock under Section 2.2(a).

     2.3.  Exchange of Certificates Representing Company Common Stock.

     (a) As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2, certificates representing the shares of Parent Common Stock to be issued in connection with the Merger and Parent's good faith estimate of the cash in lieu of fractional shares expected to be payable in connection with the Merger (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Effective Time), being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 2.2 and paid pursuant to this Section 2.3 in exchange for outstanding shares of Company Common Stock.

     (b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such shares of Company Common Stock shall pass, only upon delivery of the Certificates representing such shares to the

Exchange Agent and which shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Exchange Ratio and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of the shares represented by such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article 2, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable to holders of shares of Company Common Stock. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for the cash to be paid may be issued to such a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Parent Common Stock shall be paid with respect to any shares of Company Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon.

     (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates for shares of Parent Common Stock and cash deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 2. Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Parent has received a written agreement from such person as provided in Section 5.11.

     (e) No fractional shares of Parent Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Parent Common Stock, cash adjustments will be paid to holders in respect of any fractional share of Parent Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the "Average Price" of a share of Parent Common Stock. The "Average Price" of a share of Parent Common Stock shall be the average of the closing sales prices thereof as reported on The New York Stock Exchange (the "NYSE") Composite Tape (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) over the ten (10) business days immediately preceding the Closing Date.

     (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Parent Common Stock) that remains unclaimed by the former stockholders of the Company one year after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for payment of their shares of Parent Common Stock, cash and unpaid dividends and distributions on Parent Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     (g) None of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash deliverable in respect thereof pursuant to this Agreement.

     2.4.  Adjustment of Exchange Ratio.

     In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock, respectively, shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or other similar transaction, the Exchange Ratio shall be appropriately adjusted.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure schedule delivered at or prior to the execution hereof to Parent (the "Company Disclosure Schedule") or in the Company Reports (as defined below), the Company represents and warrants to Parent as of the date of this Agreement as follows:

     3.1. Existence; Good Standing; Corporate Authority; Compliance With Law. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect. For the purposes of this Agreement, "Company Material Adverse Effect" means a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries (as defined in Section 8.14) taken as a whole, other than any effects or changes arising out of, resulting from or relating to general economic, financial or industry conditions. The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of the Company's Significant Subsidiaries (as defined in Section 8.14 hereof) is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject, other than any violations which would not have a Company Material Adverse Effect. The Company and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action would not have a Company Material Adverse Effect.

     3.2. Authorization, Validity and Effect of Agreements. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of Company Common Stock, the consummation by the Company of the transactions contemplated hereby has been approved by the Board of Directors of the Company and duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

          3.3. Capitalization. The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share (the "Company Preferred Stock"). As of May 31, 1997, there were 58,050,08558,059,010 shares of Company Common Stock, and no shares of Company Preferred Stock, issued and outstanding.
From such date to the date of this Agreement, no additional shares of capital stock of the Company have been issued, except pursuant to the exercise of options outstanding under Company Stock Option Plans. As of May 31, 1997, options to acquire 3,505,996 shares of Company Common Stock were outstanding. From such date to the date of this Agreement, no additional options have been granted. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid,
nonassessable and free of preemptive rights.   Except as described above, and
except for 1,818,143 restricted performance stock rights, 40,290 restricted stock rights, and 5,750 restricted award shares of the Company outstanding as of the date hereof, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments (other than the Agreement and Plan of Merger, dated May 4, 1997, between the Company, Logicon, Inc. and
NG Acquisition, Inc. (the "Logicon Merger Agreement")) which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock or other securities of the Company or the Surviving Corporation pursuant to any Company Benefit Plan (as defined in
Section 3.11).

     3.4.  [Reserved].

     3.5. No Violation. Except as set forth in Section 3.5 of the Company Disclosure Schedule, neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of the Company; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any existing Company Stock Option Plan, or any grant or award made under any of the foregoing; (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of the Company or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have a Company Material Adverse Effect; or (iv) other than the filings provided for in Article 1, applicable federal, state and local regulatory filings, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, other than approvals or filings which, if not obtained or made would not have a Company Material Adverse Effect.

     3.6. SEC Documents. For the purposes of this Agreement, the "Company Reports" means each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) of the Company prepared by it since January 1,

1995, in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC"). As of their respective dates, the Company Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Neither the Company nor any of its Subsidiaries has any liabilities or obligations required to be disclosed in a balance sheet or the notes thereto prepared in accordance with generally accepted accounting principles consistently applied, except (a) liabilities or obligations reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto, and included in the Company Reports and (b) liabilities or obligations incurred since March 31, 1997 in the ordinary course of business.

     3.7. Investigations; Litigation. Except as set forth in Section 3.7 or
Section 3.10 of the Company Disclosure Schedule, (a) to the knowledge of the Company, no material investigation by any governmental entity with respect to the Company or any of its Subsidiaries is pending or threatened nor has any governmental entity indicated to the Company an intention to conduct the same except for any of the foregoing which would not have a Company Material Adverse Effect; and (b) there are no actions, suits or proceedings pending against the Company or its Subsidiaries or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely to have a Company Material Adverse Effect.

     3.8. Absence of Certain Changes. Since December 31, 1996, the Company has conducted its business only in the ordinary course of such business, and there has not been (i) any Company Material Adverse Effect or any event which is reasonably likely to result in a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock (other than the regular quarterly cash dividends of $0.40 per share, payable on Company Common Stock); or (iii) any material change in its accounting principles, practices or methods.

     3.9. Taxes. The Company and each of its Subsidiaries (i) have timely filed all material federal, state and foreign tax returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired, and all such returns are complete in all material respects, (ii) have paid or accrued all taxes shown to be due and payable on such returns and (iii) have properly accrued all such taxes for such periods subsequent to the periods covered by such returns.

     3.10. Contracts. (a) Except as disclosed in Section 3.7 or Section 3.10 of the Company Disclosure Schedule, to the knowledge of the Company, with respect to Government Contracts, there is, as of the date hereof, no (i) civil fraud or criminal investigation by any government investigative agency that is reasonably likely to have a Company Material Adverse Effect, (ii) suspension or debarment proceeding (or equivalent proceeding) against the Company or any of its Subsidiaries that is reasonably likely to have a Company Material Adverse Effect, (iii) request by the government for a contract price adjustment based on a claimed disallowance by Defense Contract Audit Agency or claim of defective pricing in excess of $40 million, (iv) dispute between the Company or any of its Subsidiaries and the U.S. Government which, since June 30, 1996, has resulted in a government contracting officer's determination and finding final decision where the amount in controversy exceeds or is expected to exceed $40 million or
(v) claim or equitable adjustment by the Company or any of its Subsidiaries against the U.S. Government or any third party in excess of $40 million.

     (b) For the purposes of this Agreement, with respect to any party, "Government Contract" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, change order, Bid or other arrangement of any kind between such party or any of its Subsidiaries and (i) the U.S. Government (acting on its own behalf or on behalf of another country or international organization), (ii) any prime contractor of the U.S. Government or
(iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above. For the purposes of this Agreement, with respect to any party, "Bid" means any quotation, bid or proposal made by such party or any of its Subsidiaries that if accepted or awarded would lead to a Contract with the U.S. Government or any other person for the design, manufacture and sale of products or the provision of services. For the purposes of this Agreement, with respect to any party, "Contracts" means all contracts, agreements, leases (including leases of real property), licenses, commitments, sales and purchase orders, intercompany work transfer agreements) with respect to work by or for another of such party's businesses) and other instruments of any kind, whether written or oral.

     3.11.  Employee Benefit Plans.

     For the purpose of this Agreement, "Company Benefit Plans" means all employee benefit plans and other benefit arrangements covering employees or former employees of the Company and its Subsidiaries and all employee agreements providing compensation, severance or other benefits to any employee or former employee of the Company or any of its Subsidiaries. With respect to each Company Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Internal Revenue Code (the "Code"), either the Internal Revenue Service (the "IRS") has issued a favorable determination letter that has not been revoked, or an application for a favorable determination letter was timely submitted to the IRS for which no final action has been taken by the IRS. To the knowledge of the Company, there is no reason that is not susceptible to cure why the qualified status under Section 401(a) of the Code of any Company Benefit Plan would be denied or revoked, whether retroactively or prospectively. Except as would not have a Company Material Adverse Effect, no Company Benefit Plan, any fiduciary thereof, nor the Company has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA. Except as would not have a Company Material Adverse Effect, each Company Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code to the extent applicable thereto. Except as would not have a Company Material Adverse Effect, neither the Company nor any ERISA Affiliate (during the period of its affiliated status and prior thereto, to its knowledge) has any existing liability currently due and payable that has not been satisfied in full under Title IV of ERISA or
Section 412 of the Code. To the knowledge of the Company, there are no current plans to terminate, whether voluntarily or involuntarily any materially underfunded pension plans of the Company or any ERISA Affiliate that are subject to Title IV of ERISA. Except as would not have a Company Material Adverse Effect, to the knowledge of the Company, there are no pending or anticipated claims against or otherwise involving any of the Company Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan, except for any of the foregoing which would not have a Company Material Adverse Effect. All material contributions required to be made as of the date hereof to the Company Benefit Plans have been made or provided for. Except as set forth in Section 3.11 of the Company Disclosure Schedule, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only material severance agreements or severance policies applicable to the Company or its Subsidiaries are the agreements and policies specifically referred to in Section
3.11 of the Company Disclosure Schedule.

     For purposes of this Agreement "ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

     3.12. No Brokers. The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained Salomon Brothers Inc as its financial advisor, the arrangements with which have been disclosed in writing to Parent prior to the date hereof. Other than the foregoing arrangements, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     3.13. Opinion of Financial Advisor. The Company has received the opinion of Salomon Brothers Inc to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

     3.14. Parent Stock Ownership. Neither the Company nor any of its Subsidiaries owns any shares of Parent Common Stock or other securities convertible into Parent Common Stock.

     3.15. Pooling of Interests; Tax Reorganization. In the judgment of the Company, the Company and its Subsidiaries have not taken (or as of the date hereof failed to take) any action which would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16 ("APB No. 16"), the interpretative releases issued pursuant thereto, and the pronouncements of the SEC. To the knowledge of the Company, the Company has not taken or failed to take any action which would prevent the Merger from constituting a reorganization within the meaning of section 368(a) of the Code.

     3.16. Environmental Matters. Except as set forth in Section 3.16 of the Company Disclosure Schedule or as described in the Company Reports, the Company and each of its Subsidiaries are in material compliance with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for instances of noncompliance that individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future would not, have a Company Material Adverse Effect. Such compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither the Company nor any of its Subsidiaries has received written notice of, or to the knowledge of the Company, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any person or entity alleging liability under or noncompliance with any Environmental Law ("Environmental Claims") that individually or in the aggregate would have a Company Material Adverse Effect. To the knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

                                   ARTICLE 4

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as set forth in the disclosure schedule delivered at or prior to the execution hereof to the Company (the "Parent Disclosure Schedule") or in the Parent Reports (as defined below), Parent and Merger Sub represent and warrant to the Company as of the date of this Agreement as follows:

     4.1. Existence; Good Standing; Corporate Authority; Compliance With Law. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Parent is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a Parent Material Adverse Effect. For the purposes of this Agreement, "Parent Material Adverse Effect" means a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, other than effects or changes arising out of, resulting from or relating to general economic, financial or industry conditions. Parent has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of Parent's Significant Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Parent or any of its Subsidiaries or any of their respective properties or assets is subject, other than any violations which would not have a Parent Material Adverse Effect. Parent and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action would not have a Parent Material Adverse Effect.

     4.2. Authorization, Validity and Effect of Agreements. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of the issuance of Parent Common Stock pursuant to this Agreement by the holders of a majority of the outstanding shares of Parent Common Stock (the "Parent Stockholder Approval"), the consummation by Parent and Merger Sub of the transactions contemplated hereby has been approved by the Board of Directors of Parent and duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Parent and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     4.3. Capitalization. The authorized capital stock of Parent consists of 750,000,000 shares of Parent Common Stock, 50,000,000 shares of Series Preferred Stock, par value $1.00 per share (the "Parent Series Preferred Stock") and 20,000,000 shares of Series A preferred stock, par value $1.00 per share (the "Parent Preferred Stock"). As of April 30, 1997, there were 193,128,187 shares of Parent Common Stock and 20,000,000 shares of Parent Preferred Stock issued and outstanding. From such date to the date of this Agreement, no additional shares of capital stock of Parent have been issued, except pursuant to the exercise of options outstanding under Parent's stock option and employee stock purchase plans (the "Parent Stock Option Plans"). As of May 30, 1997, options to acquire 11,833,826 shares of Parent Common Stock were outstanding. From such date to the date of this Agreement, no additional options have been granted. Parent has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. All such issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as contemplated by this Agreement, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Parent or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of Parent or any of its Subsidiaries (other than under Parent Stock Option Plans).

     4.4. Merger Sub. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $.01 per share, all of which shares are issued and outstanding and owned by Parent. Notwithstanding any provisions to the contrary, Parent may, in its sole discretion, increase the number of shares of authorized common stock of Merger Sub and the number of shares of common stock of Merger Sub issued and outstanding owned by Parent. Merger Sub has not engaged in any activities other than in connection with the transactions contemplated by this Agreement.

     4.5. No Violation. Neither the execution and delivery by Parent and Merger Sub of this Agreement, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will:
(i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of Parent or Merger Sub; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the Parent Stock Option Plans, or any grant or award under any of the foregoing; (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Parent or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have a Parent Material Adverse Effect; or (iv) other than the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, other than approvals or filings which, if not obtained or made would not have a Parent Material Adverse Effect.

     4.6. SEC Documents. For the purposes of this Agreement, the "Parent Reports" means each registration statement, report, proxy statement or information statement of Parent prepared by it since January 1, 1995, in the form (including exhibits and any amendments thereto) filed with the SEC. As of the respective dates, the Parent Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Neither Parent nor any of its Subsidiaries has any liabilities or obligations required to be disclosed in a balance sheet of Parent or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied except (a) liabilities or obligations reflected on, or reserved against in, a balance sheet of Parent or in the notes thereto, and included in the Parent Reports and (b) liabilities or obligations incurred since March 31, 1997 in the ordinary course of business.

     4.7. Investigations; Litigation. Except as set forth in Section 4.7 of the Parent Disclosure Schedule, (a) to the knowledge of Parent, no material investigation by any governmental entity with respect to Parent or any of its Subsidiaries is pending (or, to Parent's knowledge, threatened) nor has any governmental entity indicated to Parent an intention to conduct the same; and
(b) there are no actions, suits or proceedings pending against Parent or its Subsidiaries or, to the knowledge of Parent, threatened against Parent or its Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely to have a Parent Material Adverse Effect.

     4.8. Absence of Certain Changes. Since December 31, 1996, Parent has conducted its business only in the ordinary course of such business, and there has not been (i) any Parent Material Adverse Effect or any event which is reasonably likely to result in a Parent Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock (other than the regular quarterly cash dividends of $0.40 per share, payable on Parent Common Stock); or (iii) any material change in its accounting principles, practices or methods.

     4.9. Taxes. Parent and each of its Subsidiaries (i) have timely filed all material federal, state and foreign tax returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired, and all such returns are complete in all material respects,
(ii) have paid or accrued all taxes shown to be due and payable on such returns and (iii) have properly accrued all such taxes for such periods subsequent to the periods covered by such returns.

     4.10. Contracts. Except as disclosed in Section 4.10 of the Parent Disclosure Schedule, to the knowledge of Parent, with respect to Government Contracts, there is, as of the date hereof, no (i) civil fraud or criminal investigation by any government investigative agency that is reasonably likely to have a Parent Material Adverse Effect, (ii) suspension or debarment proceeding (or equivalent proceeding) against Parent or any of its Subsidiaries that is reasonably likely to have a Parent Material Adverse Effect, (iii) request by the government for a contract price adjustment based on a claimed disallowance by Defense Contract Audit Agency or claim of defective pricing in excess of $120 million, (iv) dispute between Parent or any of its Subsidiaries and the U.S. Government which, since June 30, 1996, has resulted in a government contracting officer's determination and finding final decision where the amount in controversy exceeds or is expected to exceed $120 million or (v) claim or equitable adjustment by Parent or any of its Subsidiaries against the U.S. Government or any third party in excess of $120 million.

     4.11.  Employee Benefit Plans.

     For the purpose of this Agreement, "Parent Benefit Plans" means all employee benefit plans and other benefit arrangements covering employees or former employees of Parent and its Subsidiaries and all employee agreements providing compensation, severance or other benefits to any employee or former employee of Parent or any of its Subsidiaries. With respect to each Parent Benefit Plan that is intended to be a "qualified plan" within the meaning of
Section 401(a) of the Code, either the IRS has issued a favorable determination letter that has not been revoked, or an application for a favorable determination letter was timely submitted to the IRS for which no final action has been taken by the IRS. To the knowledge of Parent, there is no reason that is not susceptible to cure why the qualified status under Section 401(a) of the Code of any Parent Benefit Plan would be denied or revoked, whether retroactively or prospectively. Except as would not have a Parent Material Adverse Effect, no Parent Benefit Plan, any fiduciary thereof, nor Parent has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA. Except as would not have a Parent Material Adverse Effect, each Parent Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with the ERISA, and the Code to the extent applicable thereto. Except as would not have a Parent Material Adverse Effect, neither Parent nor any ERISA Affiliate (during the period of its affiliated status and prior thereto, to its knowledge) has any existing liability currently due and payable that has not been satisfied in full under Title IV of ERISA or Section 412 of the Code. To the knowledge of Parent, there are no current plans to terminate, whether voluntarily or involuntarily, any materially underfunded pension plans of Parent or any ERISA Affiliate that are subject to Title IV of ERISA. Except as would not have a Parent Material Adverse Effect, to the knowledge of Parent, there are no pending or anticipated claims against or otherwise involving any of the Parent Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the Parent Benefit Plan activities) has been brought against or with respect to any such Parent Benefit Plan, except for any of the foregoing which would not have a Parent Material Adverse Effect. All material contributions required to be made as of the date hereof to the Parent Benefit Plans have been made or provided for. Except as set forth in Section 4.11 of the Parent Disclosure Schedule, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

     4.12. No Brokers. Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Parent to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Parent has retained Bear, Stearns & Co. Inc. and Lehman Brothers as its financial advisors. Other than the foregoing arrangements, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     4.13. Opinion of Financial Advisor. Parent has received the opinion of Bear, Stearns & Co. Inc. to the effect that as of the date hereof, the consideration to be paid by Parent pursuant to the Merger is fair to Parent from a financial point of view.

     4.14. Company Stock Ownership. Neither Parent nor any of its Subsidiaries owns any shares of Company Common Stock or other securities convertible into shares of Company Common Stock.

     4.15. Pooling of Interests; Tax Reorganization. In the judgment of Parent, Parent and its Subsidiaries have not taken (or as of the date hereof failed to take) any action which would prevent the accounting for the Merger as a pooling of interests in accordance with APB No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the SEC. To the knowledge of the Parent, Parent has not taken or failed to take any action which would prevent the Merger from constituting a reorganization within the meaning of section 368(a) of the Code.

     4.16. Environmental Matters. Except as described in Parent Reports, Parent and each of its Subsidiaries are in material compliance with all applicable Environmental Laws, except for instances of noncompliance that individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future would not, have a Parent Material Adverse Effect. Such compliance includes, but is not limited to, the possession by Parent and its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither Parent nor any of its Subsidiaries has received written notice of, or to the knowledge of Parent, is the subject of, any Environmental Claims that individually or in the aggregate would have a Parent Material Adverse Effect. To the knowledge of Parent, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

                                   ARTICLE 5

                                   COVENANTS

     5.1. Alternative Proposals. The Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company or any of its Significant Subsidiaries or any business combination with the Company or any of its Significant Subsidiaries. The Company may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group pursuant to confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning any merger, sale of material assets, sale of shares of capital stock or similar transaction involving the Company or any Significant Subsidiary (a "Transaction"), if such entity or group has submitted a written proposal to the Board relating to any such transaction (an "Alternative Proposal") and the Board by a majority vote determines in its good faith judgment, based as to legal matters on the advice of legal counsel, that failing to take such action would constitute a breach of the Board's fiduciary duty. The Board shall provide a copy of any such written proposal to Parent or Merger Sub immediately after receipt thereof. Except as set forth above, neither the Company or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Merger Sub, any affiliate or associate of Parent and Merger Sub or any designees of Parent and Merger Sub) concerning any merger, sale of material assets, sale of shares of capital stock or similar transaction involving the Company or any Significant Subsidiary; provided, however, that nothing herein shall prevent the Board from taking, and disclosing to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offers, provided, further, that the Board shall not recommend that the stockholders of the Company tender their Shares in connection with any such tender offer unless the Board by a majority vote determines in its good faith judgment, based as to legal matters on the advice of legal counsel, that failing to take such action would constitute a breach of the Board's fiduciary duty. Nothing in this Section 5.1 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article 7 hereof), (y) permit the Company to enter into any agreement with respect to a Transaction during the term of this Agreement (it being agreed that during the term of this Agreement, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, a Transaction (other than a confidentiality agreement in customary form)), or
(z) affect any other obligation of the Company under this Agreement. Nothing in this Section 5.1 shall preclude the Company from consummating the transactions contemplated by the Logicon Merger Agreement.

     5.2.  Interim Operations of the Company.

     (a) Prior to the Effective Time, except as set forth in Section 5.2 of the Company Disclosure Schedule or as contemplated by any other provision of this Agreement and except as contemplated by the Logicon Merger Agreement, unless Parent has consented in writing thereto, the Company:

          (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (ii) shall use its reasonable efforts, and shall cause each of its Subsidiaries to use its reasonable efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

          (iii) shall not, and shall cause its Subsidiaries not to, amend their respective Certificates of Incorporation or Bylaws or comparable governing instruments (other than amendments which are not material to the Company or to the consummation of the transactions contemplated by this Agreement);

          (iv) shall promptly notify Parent of (x) any material change in its condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its business or of its properties, (y) any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or (z) the breach of any representation or warranty contained herein;

          (v) shall promptly deliver to Parent true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (vi) shall not, and shall not permit any of its Subsidiaries to, except (x) in the ordinary course of business consistent with past practice, (y) as otherwise provided in this Agreement, enter into or amend any employment, severance or similar agreements or arrangements with any of their respective directors or executive officers;

          (vii) subject to the provisions of Section 5.1, shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of assets or securities, any disposition of assets or securities or any release or relinquishment of any contract rights in which, in any such case, the aggregate consideration for such transaction is in excess of $100 million or which would have an adverse impact on the Company's ability to consummate the Merger;

          (viii) shall not, and shall not permit any of its Subsidiaries to, issue any shares of their capital stock or securities, except upon exercise of options outstanding as of the date hereof to purchase up to 914,000 shares of Company Common Stock under Company Stock Option Plans, or effect any stock split or otherwise change its capitalization;

          (ix) shall not, and shall not permit any of its Subsidiaries to, grant, confer or award any options, appreciation rights, warrants, conversion rights, restricted stock, stock units, performance shares or other rights, not existing on the date hereof, with respect to any shares of its capital stock or other securities of the Company or its Subsidiaries;

          (x) shall not, and shall not permit any of its Subsidiaries to, take any actions which would, or would be reasonably likely to, prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

          (xi) shall not, and shall not permit any of its Subsidiaries to, amend in any material respect the terms of the Company Benefit Plans, including, without limitation, any employment, severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any employment, severance or similar agreements or arrangements;

          (xii) shall not, and shall not permit any of its Subsidiaries to, (x) incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity or (y) make any loans or advances to any other person, except in each case in the ordinary course of business;

          (xiii) shall not, and shall not permit any of its Subsidiaries to, make any material tax election other than in the ordinary course, or without the consent of Parent, which shall not unreasonably be withheld, settle or compromise any material tax liability;

          (xiv) shall not, and shall not permit any of its Subsidiaries to, (y) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests (other than regular quarterly cash dividends not to exceed $0.40 per share of Company Common Stock and dividends and distributions from Subsidiaries of the Company to the Company or another of its Subsidiaries) or (z) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action; and

          (xv) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty in Article 3 hereof untrue or incorrect as of the Closing Date.

     5.3.  Interim Operations of Parent.

     (a) Prior to the Effective Time, except for the transactions currently being considered by Parent, which have been described to the Company (and which Parent shall not consummate prior to the Effective Time unless and until it shall have received a fairness opinion from an independent investment banking firm of national reputation reasonably satisfactory to the Company), or as contemplated by any other provision of this Agreement, unless the Company has consented in writing thereto, Parent:

          (i) shall not, and shall cause its Subsidiaries not to, amend their respective Certificates of Incorporation or Bylaws or comparable governing instruments (other than amendments which are not material to Parent or to the consummation of the transactions contemplated by this Agreement);

          (ii) shall promptly deliver to the Company true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (iii) shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of assets or securities, any disposition of assets or securities or any release or relinquishment of any contract rights in which, in any such case, the aggregate consideration for such transaction is in excess of $500 million or which would have an adverse impact on Parent's ability to consummate the Merger;

          (iv) shall promptly notify the Company of (x) any material change in its condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its business or of its properties, (y) any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or (z) the breach of any representation or warranty contained herein;

          (v) shall not, and shall not permit any of its Subsidiaries to, take any actions which would, or would be reasonably likely to, prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

          (vi) shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock (other than regular quarterly cash dividends not to exceed $0.40 per share of Parent Common Stock and regular dividends on Parent Preferred Stock); and

          (vii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty in Article 4 hereof untrue or incorrect as of the Closing Date.

     5.4. Meetings of Stockholders. Each of Parent and the Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon (i) in the case of Parent, the approval of the issuance of the shares of Parent Common Stock pursuant to the Merger contemplated hereby and (ii) in the case of the Company, the approval of this Agreement and the transactions contemplated hereby. The Board of Directors of each of Parent and the Company shall recommend such approval and Parent and the Company shall each take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus (as defined in Section 5.9); provided, however, that such recommendation or solicitation shall not be required if and to the extent that the Board of Directors of Parent or the Company, as the case may be, determines, after the date hereof, and upon the advice of outside counsel, that the making of such recommendation or solicitation would involve a breach of its fiduciary duties to its stockholders imposed by law.

     5.5. Filings; Other Actions. Subject to the terms and conditions herein provided, the Company and Parent shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which other filings are required to be made prior to the Effective Time with, and which other consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement.

     5.6. HSR Act. Subject to the following sentence, the parties shall take all actions necessary or appropriate to cause the prompt expiration or termination of any applicable waiting period under the HSR Act in respect of the Merger, including, without limitation, complying as promptly as practicable with any requests for additional information. Without limiting the generality of the foregoing, if it is necessary in order to terminate the waiting period under the HSR Act or otherwise to permit the Closing to take place, Parent agrees to use all reasonable efforts to divest any assets held as of the date of this Agreement by Parent or the Company (or their Subsidiaries), to use all reasonable efforts to hold such assets separate pending such divestiture, or to enter into a consent decree requiring it to use all reasonable efforts to divest such assets, and to take such further action in connection therewith as may be necessary to enable the Closing to take place on or prior to March 31, 1998; provided that Parent shall not be required to take any action pursuant to this Section 5.6 if the taking of such action would have a significant adverse effect on the business, results of operations or financial condition of Parent and the Company (and their Subsidiaries), taken as a whole following the Effective Time.

     5.7. Inspection of Records. From the date hereof to the Effective Time, each of the Company and Parent shall, and shall cause its Subsidiaries to, (i) allow all designated officers, attorneys, accountants and other representatives of the other party reasonable access at all reasonable times to its respective offices, records and files, correspondence, audits and properties, as well as to all information relating to its respective commitments, contracts, titles and financial position, or otherwise pertaining to its respective business and affairs, (ii) furnish to the other party and the other party's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct its respective employees, counsel and financial advisors to cooperate with the other party in the other party's investigation of its respective business.

     5.8. Publicity. The initial press release relating to this Agreement shall be a joint press release and thereafter the Company and Parent shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

     5.9. Registration Statement. Parent and the Company shall cooperate and promptly prepare and Parent shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Parent Common Stock issuable in the Merger, which Registration Statement shall contain the joint proxy statement with respect to the meetings of the stockholders of the Company and of Parent in connection with the Merger (the "Proxy Statement/Prospectus"). The parties will cause the Proxy Statement/Prospectus, and Parent will cause the Form S-4, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent shall use all reasonable efforts, and the Company will cooperate with Parent, to have the Form S-4 declared effective by the SEC as promptly as practicable. Parent shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus and the Form S-4 shall not (i) at the time the Form S-4 is declared effective, (ii) at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to holders of Company Common Stock or holders of Parent Common Stock, (iii) at the time of the Company Stockholders' Meeting or the Parent Stockholder's Meeting and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus and the Form S-4 shall not (i) at the time the Form S-4 is declared effective, (ii) at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to holders of Company Common Stock or holders of Parent Common Stock, (iii) at the time of the Company Stockholders' Meeting or the Parent Stockholder's Meeting and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. No amendment or supplement to the Proxy Statement/Prospectus will be made by the Company without the approval of Parent. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

     5.10. Listing Application. Parent shall promptly prepare and submit to the NYSE a listing application covering the shares of Parent Common Stock issuable in the Merger, and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject to official notice of issuance.

     5.11. Affiliate Letters. At least 30 days prior to the Closing Date, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company's reasonable judgment, at the record date for its stockholders' meeting to approve the Merger, "affiliates" (each such person, an "Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall use all reasonable efforts to deliver or cause to be delivered to Parent, prior to the Closing Date, from each of the Affiliates of the Company identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit A. Parent shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such Affiliate Letters.

     5.12. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that the filing fee in connection with the filing of the Form S-4 or Proxy Statement/Prospectus with the SEC and the expenses incurred in connection with printing and mailing the Form S-4 and the Proxy Statement/Prospectus shall be shared equally by the Company and Parent.

     5.13. Indemnity; Insurance. Parent agrees (i) that all rights to indemnification for acts or omissions occurring prior to the Effective Time in favor of the current or former directors or officers of the Company as provided in the Certificate of Incorporation or Bylaws of the Company shall survive the Merger and shall continue in full force and effect in accordance with their terms from the Effective Time of the Merger until the expiration of the applicable statute of limitations with respect to any claims against the current or former directors or officers of the Company arising out of such acts or omissions and (ii) to cause the Surviving Corporation to indemnify such current and former directors and officers in accordance with such rights of indemnification. For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain officers' and directors' liability insurance for all persons currently covered under the Company's officers' and directors' liability insurance policies, in their capacities as officers and directors, on terms substantially no less advantageous to the covered persons than such existing insurance; provided, however, that Parent shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of 150% of the current annual premium paid by the Company for its existing coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of 150% of the Cap, Parent shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

     5.14. Employee Benefits.

     (a) For a period of two years following the Effective Time (or, in the case of employees covered by collective bargaining agreements, for the period required therein), Parent shall provide to persons who are employees of the Company or any of its Subsidiaries at the Effective Time (the "Company Personnel") employee benefit plans, programs and arrangements which in the aggregate are substantially comparable to those employee benefit plans, programs and arrangements generally provided to the employees of the Company or its Subsidiaries immediately prior to the Effective Time; provided, however, that subject to the foregoing, Parent shall not be precluded from amending or terminating any particular plan, program or arrangement.

     (b) Following the Effective Time, Parent shall cause the Company Benefit Plans to continue to recognize the service credit of the Company Personnel accrued as of the Effective Time under the Company Benefit Plans for purposes of participation, eligibility, vesting of benefits and benefit accrual, subject to the terms of such Company Benefit Plans, and such service credit shall also be recognized for purposes of participation, eligibility and vesting under any successor plans.

     (c) In the event of any change in coverage that applies generally to the Company Personnel during the two-year period following the Effective Time under any Company Benefit Plan that provides medical or health benefits, Parent shall cause such plan to recognize credit toward satisfying deductible expense requirements, out-of-pocket expense limits and maximum lifetime benefit limits of such Company Personnel or their eligible dependents, and to waive any pre-existing condition, exclusion or limitation, as and to the extent any such matter would previously have been recognized or waived (as the case may be) under the applicable Company Benefit Plan.

     (d) Parent shall cause the Surviving Corporation to honor in accordance with their terms and to perform the obligations of the Company under the severance and retention plans and agreements listed on Section 5.14 of the Company Disclosure Schedule.

     (e) Prior to the Effective time, the Company may (a) enter into retention agreements with corporate headquarters key employees to be identified and selected by the Company after consultation with Parent; provided that the maximum amount payable under all such retention agreements in the aggregate shall not exceed $15 million; and (b) adopt a general retention program for corporate headquarter employees; provided that the maximum amount payable under such program in the aggregate shall not exceed $18 million; and provided further, however, that if the employees are covered by more than one Company retention or severance agreement, plan or program, an offset shall be applied to avoid any duplication of benefits.

     (f) Prior to the Effective Time, the Company shall cause to be amended each of the Company Benefit Plans (and/or related funding arrangements) listed on
Section 5.14 of the Company Disclosure Schedule to eliminate all provisions that would become effective upon a "Change in Control" of the Company (or any similar triggering event), as and to the extent such amendments are consistent with requirements of law.

     (g) Following the Effective Time, Parent shall cause Company Personnel who have previously been granted Company stock options to be eligible to participate in the Parent stock option plan. At the first meeting of the Compensation Committee of the Parent Board of Directors following the Effective Time at which stock options are granted to Parent employees generally, Parent shall cause a recommendation to be made to the Compensation Committee to grant options under the Parent stock option plan to such Company Personnel on a basis that takes into consideration the Company stock options previously granted to such Company Personnel. If the Effective Time occurs after the first such meeting of the Compensation Committee, in 1998 or thereafter, Parent shall present its recommendation for granting Parent stock options in accordance with the foregoing at the next regularly scheduled meeting of the Compensation Committee or sooner if schedules and agendas permit.

     5.15 Reorganization. From and after the date hereof and until the Effective Time, neither Parent nor the Company nor any of their respective subsidiaries or other affiliates shall (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; or
(ii) enter into any contract, agreement, commitment or arrangement with respect to the foregoing.

     5.16. Shareholder Rights Plan. The Company shall take all action necessary to render the Rights Agreement, dated September 21, 1988 between Northrop Corporation and Manufacturers Hanover Trust Company (the "Shareholder Rights Plan") and the rights issued pursuant to the Shareholder Rights Plan inapplicable to the transactions contemplated hereby.

     5.17.  [Reserved]

     5.18. Agreements. Between the date hereof and the Closing Date, neither Parent nor the Company shall enter into any agreement which Parent or the Company, as the case may be, knows or has reason to know is reasonably likely to cause any major customer of Parent or the

Company (or their respective subsidiaries) to terminate any material contracts, agreements or other obligations that exist between that customer on the one hand, and Parent, the Company (or Parent and the Company following the Merger) or any subsidiary of either, on the other hand and Parent and the Company shall take all reasonable action appropriate to an effort to avoid such termination.

     5.19. Parent Board of Directors. The Company shall be entitled to designate for appointment or election to Parent's Board of Directors following consummation of the Merger, three persons to be mutually agreed upon by Parent and the Company. Parent's Board of Directors shall take all necessary action to cause Kent Kresa to be elected as Vice Chairman of Parent's Board of Directors following the Merger.

     5.20. Takeover Statute. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

                                   ARTICLE 6

                                  CONDITIONS

     6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) This Agreement and the transactions contemplated hereby shall have been approved by the holders of the issued and outstanding shares of capital stock of the Company and the Parent Stockholder Approval shall have been obtained.

     (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (c) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction in the United States which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its best efforts to have any such injunction lifted.

     (d) The Form S-4 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all material approvals under state securities laws relating to the issuance or trading of the Parent Common Stock to be issued to the Company stockholders in connection with the Merger shall have been received.

     (e) The Parent Common Stock to be issued to the Company stockholders in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

     (f) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of Parent and the Company (and their respective Subsidiaries), taken as a whole, following the Effective Time.

     6.2. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) Parent shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of Parent and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall have been true and correct as of such date, and the Company shall have received a certificate of the President or a Vice President of Parent, dated the Closing Date, certifying to such effect.

     (b) The Company shall have received the opinion of Fried, Frank, Harris, Shriver & Jacobson, special counsel to the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

     (c) The Company shall have received a letter of its independent public accountants, dated the Effective Time, in form and substance reasonably satisfactory to it, stating that such accountants concur with management's conclusion that the Merger will qualify as a transaction to be accounted for in accordance with the pooling of interests method of accounting under the requirements of APB No. 16, provided that if such accountants are not able to deliver such letter due to a transaction of the type currently being considered by Parent, which has been described to the Company, such letter shall not be a condition to the Company's obligations hereunder.

     (d) From the date of this Agreement through the Effective Time, there shall not have occurred a Parent Material Adverse Effect.

     6.3. Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall have been true and correct as of such date, and Parent shall have received a certificate of the President or a Vice President of the Company, dated the Closing Date, certifying to such effect.

     (b) Parent shall have received the opinion of King & Spalding, special counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that the Company and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

     (c) Parent shall have received a letter of its independent public accountants, dated the Effective Time, in form and substance reasonably satisfactory to it, stating that such accountants concur with management's conclusion that the Merger will qualify as a transaction to be accounted for in accordance with the pooling of interests method of accounting under the requirements of APB No. 16, provided that if such accountants are not able to deliver such letter due to a transaction of the type currently being considered by Parent which has been described to the Company, such letter shall not be a condition to Parent's obligations hereunder.

     (d) From the date of this Agreement through the Effective Time, there shall not have occurred a Company Material Adverse Effect.

                                   ARTICLE 7

                                  TERMINATION

     7.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by the mutual consent of Parent and the Company.

     7.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by March 31, 1998, or (b) the approval of the Company's stockholders required by Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or (c) the approval of Parent's stockholders required by Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or (d) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by March 31, 1998.

     7.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of the Company referred to in
Section 6.1(a), by action of the Board of Directors of the Company, if (a) in the exercise of its good faith judgment as to fiduciary duties to its stockholders imposed by law based on the written opinion of outside counsel, the Board of Directors of the Company determines that such termination is required by reason of an Alternative Proposal being made, or (b) there has been a breach by Parent or Merger Sub of any representation or warranty contained in this Agreement that has had or will have a Parent Material Adverse Effect, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent. Notwithstanding the foregoing, the Company's ability to terminate this Agreement pursuant to Section 7.2 or this Section 7.3 is conditioned upon the prior payment by the Company of any amounts owed by it pursuant to Section 7.5(a).

     7.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of Parent referred to in Section 6.1(a), by action of the Board of Directors of Parent, if (a) the Board of Directors of the Company shall have (i) withdrawn or modified in a manner materially adverse to Parent its approval or recommendation of this Agreement or the Merger or (ii) recommended an Alternative Proposal to the Company stockholders, or (b) there has been a breach by the Company of any representation or warranty contained in this Agreement that has had or will have a Company Material Adverse Effect, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company.

     7.5.  Effect of Termination and Abandonment.

     (a)  If this Agreement is terminated by the Company or Parent pursuant to
Section 7.2(b) or 7.4(a)(i), and, prior to such termination, (x) a proposal with respect to a Transaction shall have been made, and (y) within six (6) months after such termination, the Company enters into any agreement with respect to a Transaction, or any third party shall acquire beneficial ownership of 50.1% or more of the Company's outstanding shares of voting stock, then within two business days after the execution of such an agreement or the consummation of such acquisition (whichever shall first occur), the Company shall pay Parent, by wire transfer of immediately available funds, a fee (the "Termination Fee") of $200 million. If this Agreement is terminated by the Company pursuant to clause
(a) of Section 7.3 or by Parent pursuant to clause (a)(ii) of Section 7.4, then the Company shall pay Parent the Termination Fee, which fee shall be payable by wire transfer of same day funds either at the time contemplated in the last sentence of Section 7.3 if applicable or, otherwise, within two business days after such termination. The Company acknowledges that the agreements contained in this Section 7.5(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 7.5(a), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this
Section 7.5(a), the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum from the date such fee was required to be paid.

     (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties set forth in this Section
7.5 and Section 5.12 and except for the provisions of Sections 8.3, 8.4, 8.6, 8.8, 8.9, 8.12, 8.13 and 8.14 and except for the Confidentiality Agreement previously executed between the Company and Parent (the "Confidentiality Agreement"). Moreover, in the event of termination of this Agreement pursuant to Section 7.2, 7.3 or 7.4, nothing herein shall prejudice the ability of the nonbreaching party from seeking damages from any other party for any wilful breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

     7.6. Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 8

                              GENERAL PROVISIONS

     8.1. Nonsurvival of Representations, Warranties and Covenants. All representations, warranties and agreementscovenants in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger, provided, however, that the agreementscovenants contained in Article 2, the last sentence of Section 5.135.11, Section 5.12, Section 5.13, Section 5.14, Section
5.19 and this Article 8 shall survive the Merger, but not beyond the extent, if any, specified therein. Nothing in this Section 8.1 shall affect Section 7.5(b) of this Agreement.

     8.2. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

     If to Parent or Merger Sub:

     Lockheed Martin Corporation
     6801 Rockledge Drive
     Bethesda, Maryland 20817
     Attention:  Frank H. Menaker, Jr., Esq.
     Senior Vice President and General Counsel

     with copies to:

     Dewey Ballantine
     1301 Avenue of the Americas
     New York, New York 10019
     Attention:  William J. Phillips, Esq.

     If to the Company:

     Northrop Grumman Corporation
     1840 Century Park East
     Los Angeles, California 90067
     Attention:  Richard R. Molleur, Esq.
     Corporate Vice President and General Counsel

     with copies to:

     Fried, Frank, Harris, Shriver & Jacobson
     One New York Plaza
     New York, New York 10004-1980
     Attention:  Charles M. Nathan, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     8.3. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Section 5.13, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     8.4. Entire Agreement. This Agreement, the Exhibits, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this

Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     8.5. Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company and Parent, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company and Parent hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

     8.7. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     8.8. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     8.9. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     8.10. Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     8.11. Incorporation of Exhibits. The Company Disclosure Schedule, the Parent Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     8.12. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     8.13. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.14. Subsidiaries. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner. When a reference is made in this Agreement to Significant Subsidiaries, the words "Significant Subsidiaries" shall refer to Subsidiaries (as defined above) which constitute "significant subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                       LOCKHEED MARTIN CORPORATION


                                       By:
                                          -----------------------------
                                          Marcus C. Bennett
                                          Executive Vice President
                                          and Chief Financial Officer


                                       HURRICANE SUB, INC.


                                       By:
                                          -----------------------------
                                          Marcus C. Bennett
                                          President


                                       NORTHROP GRUMMAN CORPORATION


                                       By:
                                          -----------------------------
                                          Richard B. Waugh, Jr.
                                          Corporate Vice President and Chief
                                          Financial Officer

                                                                       EXHIBIT A
                                                                       TO MERGER
                                                                       AGREEMENT


                           FORM OF AFFILIATE LETTER

Lockheed Martin Corporation
6801 Rockledge Drive
Bethesda, Maryland  20817

Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Northrop Grumman Corporation, a Delaware corporation (the "Company"), as the term "affiliate" is (i) defined for purposes of paragraphs
(c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), or (ii) used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger dated as of July 2, 1997 (the "Agreement"), between Lockheed Martin Corporation, a Delaware corporation ("Parent"), Hurricane Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the Company, Merger Sub will be merged with and into the Company (the "Merger").

     As a result of the Merger, I will receive shares of Common Stock, par value $1.00 per share, of Parent (the "Parent Securities") in exchange for shares owned by me of Common Stock, par value $1.00 per share, of the Company.

     I represent, warrant and covenant to Parent that in the event I receive any Parent Securities as a result of the Merger:

     A. I shall not make any sale, transfer or other disposition of the Parent Securities in violation of the Act or the Rules and Regulations.

     B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Securities to the extent I felt necessary, with my counsel or counsel for the Company.

     C. I have been advised that the issuance of Parent Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of the Company, I may be deemed to have been an affiliate of the Company and the distribution by me of the Parent Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Parent Securities issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Parent, or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

     D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

     E. I also understand that stop transfer instructions will be given to Parent's transfer agents with respect to the Parent Securities and that there will be placed on the certificates for the Parent Securities issued to me, or any substitutions therefor, a legend stating in substance:

       "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED ___ BETWEEN THE REGISTERED HOLDER HEREOF AND LOCKHEED MARTIN CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF LOCKHEED MARTIN CORPORATION."

     F. I also understand that unless the transfer by me of my Parent Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

     It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this Agreement. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) one year shall have elapsed from the date the undersigned acquired the Parent Securities received in the Merger and the provisions of

Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Parent Securities received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned, or (iii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

     I further represent to and covenant with Parent that I will not sell, transfer or otherwise dispose of any Parent Securities received by me in the Merger or any other shares of the capital stock of Parent until after such time as results covering at least 30 days of combined operations of the Company and Parent have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations. Parent shall notify the "affiliates" of the publication of such results. Notwithstanding the foregoing, I understand that I will not be prohibited from selling up to 10% of the Parent Securities received by me in the Merger during the aforementioned period.

     Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.


                                       Very truly yours,


                                       --------------------------------
                                       Name:

Accepted this      day of
       , 1997 by
LOCKHEED MARTIN CORPORATION


By:
   ------------------------
Name:
Title: